Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Kyle Bland	Tim Blair
Navigant Investor Relations	Navigant Corporate Communications
312.573.5624	303-383-7344
kyle.bland@navigant.com timothy.blair@navigant.com

Navigant Elects Jeffrey Yingling to Board of Directors

CHICAGO, Feb. 12, 2018 — Navigant announced today that Jeffrey Yingling, a prominent financial executive and long-time investment banker, has been elected to the company’s board of directors, effective February 12, 2018.

“We are pleased to welcome Jeff Yingling to our board of directors,” said Julie Howard, chairman and CEO of Navigant. “Jeff is a proven leader and expert in the financial and capital markets, with notable experience in M&A transactions and deep familiarity with the energy industry, particularly in the power and utility area. Jeff is an excellent addition to Navigant’s board.”

Today’s announcement reflects Navigant’s ongoing effort to ensure it continues to maintain a highly qualified, independent board with relevant expertise to guide the company going forward. As part of that effort, Navigant has added a new board member in four of the last five years.

Yingling is currently a senior advisor of investment banking for power, energy, and renewables at Guggenheim Securities, LLC. Previously he served as managing director and head of Midwest investment banking for J.P. Morgan Securities LLC, where he was a member of the firm’s Midwest operating committee and led the Corporate Investment Banking practice in the region. Yingling was the relationship manager for many of the firm’s most important power, utility and large corporate clients. He advised on numerous M&A transactions, and executed many equity, debt and convertible securities offerings for clients.

Yingling also spent more than 15 years at Morgan Stanley & Co. LLC, where he was a managing director—investment banking in the firm’s global power and utilities group. He founded and was co-head of Dean Witter Reynolds’ public utility group prior to that firm’s merger with Morgan Stanley. Yingling began his career as an investment banker with The First Boston Corporation.

Yingling currently serves on the board of LendingPoint LLC. He also serves on the board of the Chicago History Museum and is a past member of the Civic Committee of the Commercial Club of Chicago.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

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